EXHIBIT 10.1

Derek Graham

1221 SW 11th Ave. Apt #811

Portland, OR 97205

April 1, 2026

Dear Mr. Graham,

This letter agreement (“Agreement”) sets forth the terms and conditions whereby you agree to provide certain services (as described below) to ClearOne, Inc. ( "CLRO").

1. SERVICES.

1.1 CLRO hereby engages you, and you hereby accept such engagement, as an independent contractor and consultant to provide certain services to CLRO on the terms and conditions set forth in this Agreement.

1.2 You shall provide to CLRO the duties set forth in paragraph 5, below

1.3 CLRO shall not control the manner or means by which you  perform the Services or duties.

1.4 CLRO shall provide you with access to its premises, materials, information, and systems to the extent necessary for the performance of the Services.

2. TERM. This Agreement has no term, but shall commence on April 1, 2026 and may be terminated in accordance with Section 9 (by CLRO) or by you with two weeks’ notice.

3. FEES AND EXPENSES.

3.1 As full compensation for the Services provided under this Agreement, CLRO shall pay you a fixed rate of $160.00 per hour for up to (but not exceeding) ten hours per week. Any work beyond ten hours per week must be authorized by the Board. You must inform the company at the end of each week about how much time you actually worked and will be paid biweekly for all the hours you worked in the prior period. You will receive an IRS Form 1099 from CLRO, and you shall be solely responsible for all federal, state, and local taxes.

3.2 Unless otherwise provided, you are solely responsible for any travel or other costs or expenses incurred by you in connection with the performance of the Services, and in no event shall CLRO reimburse you for any such costs or expenses.

4. RELATIONSHIP OF THE PARTIES.

4.1  You are an independent contractor of CLRO, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and CLRO for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind CLRO and you shall not make any agreements or representations on CLRO’s behalf without CLRO’s prior written consent.

4.2  Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by CLRO to its employees, and CLRO will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on your behalf. You shall be responsible for, and shall indemnify CLRO against, all such taxes or contributions, including penalties and interest.

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5.               DUTIES AND RESPONSIBILITIES

5.1 Duties: You agree to provide the following services to CLRO (collectively, the “Services”) in the capacity of Chief Executive Officer:

  Serve as CLRO’s Chief Executive Officer and principal executive officer, reporting directly to the Board of Directors;
  Provide overall leadership and oversight of CLRO’s transitional operations, including (i) maintaining public-company compliance and SEC reporting obligations, (ii) managing and fulfilling warranty, technical support, and customer obligations related to legacy products, (iii) providing insight and assistance in the collection of accounts receivable, satisfaction of outstanding liabilities, and liquidation of remaining assets, and (iv) closing down foreign operations;
  Assist in the preparation of all required public filings, financial statements, and disclosures, and interact with the CLRO’s auditors, legal counsel, and regulators as necessary;
  Attend Board meetings, stockholder meetings, and other governance-related activities as schedule permits, and provide regular reports, as requested, on the status of ongoing assignments and initiatives;
  Perform such other services and duties as are customarily performed by a chief executive officer of a similarly situated public company or as may be reasonably assigned by the Board from time to time, consistent with the CLRO’s post-Asset Sale transitional business model.

6.0      Access to Confidential Information:

CLRO may allow contractors to have access to confidential information. All contractors are required to safeguard and keep within the organization all types of confidential information collected, stored, utilized, and transferred by CLRO.  Also all contractors shall protect this information from unauthorized access and assure that this information will only be transferred, utilized, and/or stored in sanctioned and approved ways.

7.0      CLRO’s Policies:

Contractors have to follow CLRO policies, included but not limited to any drug policy, anti-discrimination and sexual harassment policy”, conflict of interest, and confidential information policy.

8. REPRESENTATIONS AND WARRANTIES.

8.1  You represent and warrant to CLRO that:

(a)  you have the right to enter into this Agreement, to grant the rights granted herein, and are able to perform fully all of your obligations in this Agreement;

(b)  your entering into this Agreement with CLRO and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c)  you have the required skill, experience, and qualifications to perform the Services, you shall perform the Duties in a professional manner in accordance with generally recognized industry standards for similar duties, and you shall devote sufficient resources to ensure that the Duties are performed in a timely and reliable manner;

(d)  you shall perform the Duties in compliance with all applicable federal, state, and local laws and regulations including by maintaining all licenses and registrations required to perform the Duties.

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9. TERMINATION.

Important Note: This Agreement may be terminated by CLRO at any time. A minimum of two weeks’ notice by you is required prior to your discontinuing services under the agreement, so CLRO has the opportunity to transition you and your work. This Agreement does not create any obligation beyond this Agreement, and there is no commitment, express or implied, to renew, extend or offer a new agreement. This agreement is subject to be revised at any time.

CLRO

BY: /s/ Eric L. Robinson

(signature)

Name:  Eric L. Robinson

(printed name)

Title: Chairman of the Board of Directors

ACCEPTED AND AGREED:

BY: /s/ Derek Graham

(signature)

Name: Derek Graham

Date:

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